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Executive Compensation Overview

2015

ExxonMobil
Energy lives here

Audio Webcast
May 14, 2015
9:30 a.m. CT
Before you cast your vote on Management Resolution Item 3 – Advisory
Vote to Approve Executive
Compensation,
please review the Executive
Compensation Overview, as well as the more detailed information included in the Compensation Discussion and Analysis, compensation tables, and narrative in ExxonMobil’s 2015 Proxy Statement.

***
***
•
Good morning and welcome to today’s webinar to discuss ExxonMobil’s executive compensation program.
•
This webinar is part of a broad shareholder outreach effort at the direction of the Compensation Committee of the Board of Directors.
•
Randy and I would like to thank you for the opportunity to discuss this important topic and we appreciate you taking the time to participate this morning.
•
We expect our prepared comments to take about 40 minutes, leaving the balance of our time today for questions and answers.  Please feel free to submit your questions via the Internet at any time during the session.
•
Before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation, please review the Executive
Compensation Overview, as well as the more detailed information included in the Compensation Discussion and Analysis, compensation tables, and narrative in ExxonMobil’s 2015 Proxy Statement.

2
Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.
Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for other companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.
Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2013 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.
Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United
Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of
April 15, 2015.
Please also read the footnotes contained throughout the Executive Compensation Overview for additional definitions of terms we use and other important information. See also the Factors Affecting Future Results and Frequently Used Terms available through the Investors page of our website at www.exxonmobil.com.
Statements regarding future events or conditions are forward-looking statements.
Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described under the heading “Factors Affecting Future Results” in our most recent Form 10-K.
The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.
Cautionary Statement and Definitions
Cautionary Statement and Definitions

***
***
• I would particularly call your attention to the definitions of certain compensation-related terms on Slide 2, which differ in some respects from compensation totals reported in the proxy statement tables.  We will be discussing these terms in more detail in today’s webinar.
• You may also refer to the Investors section of our website, www.exxonmobil.com, for additional information as well as definitions of key financial and operating terms that we will use today.

9:30am
Shareholder Engagement ............................. Jeff
Woodbury,
Agenda
Agenda
Vice President, Investor Relations and Secretary
Key Focus Areas
Basis for Compensation Decisions
Financial and Operating Performance
Strategic Business Results
Long-Term Business Performance
CEO Compensation ...................................... Randy Powers,
Manager, Compensation, Benefit Plans and Policies
Annual Bonus Program
Equity Incentive Program
Determination of Equity Award Levels
Vesting Periods that Far Exceed Most Industries
ExxonMobil Program vs. Formula-Based Pay
10:10am Q&A
10:30am Webinar Concludes

***
***
•
We will begin our review with a quick recap of our shareholder engagement in 2014 and the business performance for this period which formed the basis of compensation decisions made by the board Compensation Committee.
•
The balance of the review will focus on how the compensation program is carefully designed to support our business and incentivize management to achieve long-term, sustainable growth in shareholder value.
•
In response to shareholders’ feedback, we have included new information in this year’s disclosure regarding how the Compensation Committee determined the level of share grant in our long-term incentive program for the senior executives, including the CEO.
•
We will also address the suggestion from some shareholders that ExxonMobil consider a formula-based methodology based on three-year TSR versus the industry.
•
We will have time for questions and answers at the end of this session.

4
2014 Shareholder Engagement
2014 Shareholder Engagement
Say-On-Pay Results: 89.8 percent “For”
Multiple conference calls with institutional shareholders preceding shareholder meeting
Webcast on May 14, 2014, available to all shareholders
Executive Compensation Overview brochure issued to all shareholders

***
***
•
Ongoing shareholder engagement is a high priority for ExxonMobil and the Compensation Committee of the Board of Directors.  This means we are committed to engagement between shareholders and the Company to fully understand diverse viewpoints on the topic of executive compensation and to ensure shareholder understanding of ExxonMobil's executive compensation program.
•
The Committee has carefully considered the results of the 2014 advisory vote in which almost 90 percent of votes cast supported the Say-On-
Pay resolution.
•
The Compensation Discussion and Analysis (CD&A) and Executive Compensation Overview describe our exchange with shareholders in 2014 both before and after the vote on executive compensation.
•
This expansive dialogue provided an excellent opportunity to exchange perspectives and improve understanding.
•
A summary of shareholder engagement specifically on ExxonMobil's executive compensation program is described on this slide.

5
Key Focus Areas
Key Focus Areas
Level of Stock Awards: New illustration of how the Compensation Committee determined the CEO’s stock-based award level
Stock Holding Requirement: Vesting periods of up to 10 years or longer require that executives hold their equity compensation through commodity price cycles
Annual Bonus: Formula linked to annual earnings, consistently applied for 13 years;
individual awards determined and differentiated based on performance
CEO’s Combined Realized and Unrealized Pay: Market orientation at the 39th percentile
No Contracts: No employment contracts, severance agreements, or change-in-control arrangements
Common Programs: All U.S. executives, more than 1,000 including the CEO, participate in common programs (the same salary, incentive, and retirement programs)

Before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation for 2015, here are some of the headlines of our compensation program to consider.
These focus areas were based on shareholder’s feedback and requests for additional information.  We will be reviewing specific charts and data to elaborate on these key points during this webinar.
We have added a new section to illustrate how the Compensation Committee determined the level of the CEO’s stock-based award.  Titled
“Determination of Equity Award Levels”, this section illustrates that award levels range from zero to the maximum level depending on how the company and the executive perform with respect to the performance measures.
ExxonMobil Vesting Methodology: Half of the stock-based grants require 10 years or longer to vest and that results in vesting periods that are more
than three times longer than those of industry group and compensation benchmark companies.   In fact, you will see that the CEO has awards with
a vesting period of 15 years.  These uniquely long vesting periods sharply raise the risk profile of the stock awards, including the risk of forfeiture until awards vest, relative to more traditional formula-based programs that pay out in three years.  This inability to monetize equity compensation early results in executives experiencing the impact of commodity price cycles much like the experience of long-term shareholders.
The annual bonus program formula is linked to annual earnings and has been consistently applied for 13 years.  Half of the annual bonus is delayed to strengthen alignment with sustainable growth in shareholder value and allow for forfeiture in the event of executive resignation or detrimental activity.  Individual awards are determined and differentiated using a method similar to individual stock-based awards.
In the last few years, the media and others have reported that ExxonMobil’s CEO is at the 100th percentile versus comparator companies based on reported pay.  However, we believe a more accurate description is illustrated in this year’s disclosure.  We have conducted a detailed compensation analysis using combined realized and unrealized pay that shows a market orientation at the 39th percentile in 2014 (was 41st percentile in 2013).
Also, our senior executives do not have employment contracts, severance agreements, or change-in-control arrangements; and,
All U.S. executives, more than 1,000 including the CEO, participate in common programs (the same salary, incentive, and retirement programs).

Basis for Compensation Decisions

***
***
• We often get asked about the basis of the Compensation Committee’s assessment of the CEO’s performance.  In the next few slides, we will share the metrics and the business results that the Committee reviews.  It is a rigorous assessment that looks at both the short- and long-term business performance as well as strategic business results.

7
Earnings of $32.5 billion in 2014 compared with $32.6 billion in 2013.  Five-year annual average of $36.3 billion in earnings
Distributed $23.6 billion to shareholders in dividends and share purchases in 2014, for a distribution yield of 5.4 percent.  Distributed $342 billion in dividends and share purchases since the beginning of 2000.  Dividends per share increased for the 32nd consecutive year
Industry-leading return on average capital employed (ROCE) of 16.2 percent, with a five-
year average of 21 percent
Strong environmental results and best-ever safety performance supported by effective risk management
Financial and Operating Performance
Financial and Operating Performance
For more information concerning ROCE, see pages 44 and 45 of the Summary Annual Report included with the 2015 Proxy Statement

***
***
• The Compensation Committee links the short-term incentive compensation to key short-term financial and operating performance:
The 2014 results reflect our focus on the fundamentals and the strength of our integrated businesses amid global economic challenges, uncertainties, and price volatility.
We delivered industry-leading earnings of $32.5 billion in 2014, compared with $32.6 billion in 2013.  Over the last five years, we have averaged almost $36.3 billion in earnings.  Total shareholder distributions were $23.6 billion.  Dividends per share increased for the 32nd consecutive year.
We also maintained an industry-leading return on average capital employed of 16.2 percent.
Key to sustainability and maintaining our license to operate, we achieved strong environmental results and best-ever safety performance supported by effective risk management.

8
Strategic Business Results
Strategic Business Results
Downstream
Commissioned the Clean Fuels Project at our joint
venture refinery in Saudi Arabia
Completed a lube basestock expansion in
Singapore and a lubricant plant expansion in
Tianjin, China
Chemical
Started construction of a major expansion at our
Texas facilities, including a new world-scale
ethane steam cracker and polyethylene lines
Progressed construction of a 400-thousand-
tonnes-per-year specialty elastomers project in
Saudi Arabia with our joint venture partner
Started construction on a new 230-thousand-
tonnes-per-year specialty polymers plant in
Singapore
Upstream
Increased proved reserves by 1.5 billion oil-
equivalent barrels
Completed eight major projects with working
interest production capacity of more than 250
thousand oil-equivalent barrels per day
Initiated commissioning activities at the Kearl
Expansion in Canada and Banyu Urip in
Indonesia
Successfully drilled the first ExxonMobil-
Rosneft Joint Venture Kara Sea exploration
well in the Russian Arctic
Progressed a large and diverse portfolio of
LNG opportunities in North America, Australia,
and Africa

***
***
•
Another key performance criterion underlying the compensation decisions made by our Compensation Committee in 2014 was the progress achieved on several long-term strategic priorities.  These accomplishments, outlined on Slide 8, are expected to have a positive impact on
Company performance for decades, potentially generating significant shareholder value.

1 Safety Performance

Lost-Time Injuries and Illnesses Rate

ExxonMobil Workforce[1] U.S. Petroleum Industry Benchmark[2]

(incidents per 200,000 work hours)

0.30
0.25
0.20
0.15
0.10
0.05
0
2005
06
07
08
09
10
11
12
13
2014

2 Return on Average Capital Employed (ROCE)[3]

Industry Group

2014 2010–2014 Average

(percent)

25
20
15
10
5
0
ExxonMobil
Chevron
Shell
Total
BP

ExxonMobil

9
Long-Term Business Performance
Long-Term Business Performance
(1) Employees and contractors. Includes XTO Energy Inc. data beginning in 2011.
(2) Workforce safety data from participating American Petroleum Institute companies (2014 industry data not available at time of publication).
(3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For more information concerning ROCE, see pages 44 and 45 of the Summary Annual
Report included with the 2015 Proxy Statement.
Safety is a core value for ExxonMobil, and nothing
receives more attention from management.
ExxonMobil’s proven business model delivers industry-
leading ROCE.
• Best-ever performance in 2014.
• Safety results are a leading indicator of business
performance.
• Disciplined investments through the business cycle
position the Company for long-term performance.
• Strength of integrated portfolio, project management,
and technology application.

***
***
•
In 2014, our workforce safety performance for both employees and contractors continued to improve and remained strong in the industry.
•
ExxonMobil's return on average capital employed continued to lead our competitors.  In 2014, ExxonMobil’s ROCE of 16.2 percent was more than 5 percentage points higher than our nearest competitor.  Over the past five years, ROCE averaged 21 percent, again about 5 percentage points higher than the nearest competitor.  In a later Chart, Randy will examine our ROCE performance over much longer time periods that also illustrates consistent out-performance.

3 Free Cash Flow[4]

Industry Group

■ 2014 ▧ 2010–2014 Average

(dollars in billions)

30
25
20
15
10
5
0
ExxonMobil
Chevron
Shell
Total
BP

4 Total Cash Distribution Yield[5]

Industry Group

■ 2014 ▧ 2010–2014 Average

(percent)

8
6
4
2
0
ExxonMobil
Chevron
Shell
Total
BP

ExxonMobil

10
(4) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. BP excludes impact of GOM spill and TNK-BP divestment. For more information on
Free Cash Flow, see page 45 of the Summary Annual Report included with the 2015 Proxy Statement.
(5) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends and share buybacks. For more information, see page 45 of the Summary Annual Report included with the 2015 Proxy Statement.
Long-Term Business Performance
Long-Term Business Performance
ExxonMobil’s superior cash flow preserves capacity for
investments and shareholder distributions.
ExxonMobil maintains industry-leading shareholder
distributions through the business cycle.
• Generated $117 billion of free cash flow since beginning of 2010.
• Reflects strong business performance and disciplined capital allocation approach.
• Dividends per share up 10 percent per year over past 10 years.
• Distributed 46 cents of every dollar from operating cash flow and asset sales generated from 2010 to 2014.

***
***
•
Another measure of the value created by the business through strong financial and operating performance is the free cash flow available after fully funding attractive investment opportunities.
•
Free cash flow grew significantly, reflecting strong business performance as well as slightly lower Capex.  The business generated about $18 billion of free cash flow in 2014, up more than $7 billion from 2013.  This growth reflects our financial and operating performance and our disciplined capital allocation approach.
•
Over the past five years, ExxonMobil generated $117 billion of free cash flow, which supported our growing and reliable dividend and our industry-leading shareholder distributions.
•
As you can see on Chart 4, our shareholder distributions led the industry over the last five years.  ExxonMobil distributed $23.6 billion to shareholders in 2014 through dividends and share buybacks for a total cash distribution yield of 5.4 percent.
•
We continue to grow our dividend, with 2014 marking the 32nd consecutive year with a dividend increase.  Further, dividends per share are up
55 percent over the last five years.  On average, $0.46 of every dollar generated by the business over the last five years has been distributed to our shareholders, which is almost double our nearest competitor.

5 Total Shareholder Return[6]

Industry Group

ExxonMobil
Industry Group[7]
(percent)
15
10
5
0
–5
–10
1 Year
3 Years
5 Years
10 Years
20 Years
30 Years

6 10-Year Cumulative Returns[6]

Industry Group and Compensation Benchmark Companies

ExxonMobil
Industry Group[7]
Compensation Benchmark Companies[8]
(percent)
150
100
50
0
–10
2005
06
07
08
09
10
11
12
13
2014

ExxonMobil

11
(6) Annualized returns assuming dividends are reinvested when paid.
(7) BP, Chevron, Royal Dutch Shell, and Total weighted by market capitalization. Shareholder return data for Total available from 1992.
(8) AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon weighted by market capitalization.
Long-Term Business Performance
Long-Term Business Performance
ExxonMobil leads the industry in total shareholder return
(TSR) in all performance periods.
ExxonMobil generated superior returns through a
range of economic environments and business cycles.
• The most relevant TSR comparison is across companies in
the same industry of comparable size and scale.

***
***
• The most relevant Total Shareholder Return or TSR comparison is across companies in the same industry of comparable size and scale.
ExxonMobil leads the industry in TSR in all performance periods shown, ranging from one to 30 years.
• Chart 6 shows that ExxonMobil generated superior returns through a range of economic environments and cycles, including strong relative performance through the financial crisis.

CEO Compensation

12 *** *** I will now turn it over to Randy who will take you through the highlights of the CEO compensation.

7 Pay Granted to CEO – 2012 to 2014

	2012	2013	2014
Salary	$ 2,567,000	$ 2,717,000	$ 2,867,000
Bonus	$ 4,587,000	$ 3,670,000	$ 3,670,000
Stock-Based Award*	$ 19,627,875	$ 21,254,625	$ 21,420,000
All Other Compensation	$ 447,425	$ 496,704	$ 455,420
Pay Granted	**$27,229,300**	**$28,138,329**	**$28,412,420**
Change in Pension Value(1)	$ 13,037,201	$ 0(2)	$ 4,683,892
Total Reported Pay	**$40,266,501**	**$28,138,329**	**$33,096,312**

*No change in number of equity awards granted for all three years.

ExxonMobil

13
Reported Pay
Reported Pay
(1) Interest rate changes: from 3.5% for 2011 to 2.5% for 2012; to 3.5% for 2013; to 3.0% for 2014.
(2) In 2013, the change in pension value was negative (-$6.24 million), but under SEC reporting rules, a negative change in pension value must be shown in the Summary
Pay granted to ExxonMobil
CEO in 2014 increased less
than 1 percent versus 2013
and 4 percent versus 2012,
while the stock grant price
increased about 1 percent and
9 percent respectively.
• Primary cause of fluctuating
pension accrual is change in
the applicable interest rates.
• Actual pension value realized
will be dependent on salary,
bonus, and interest rate at
retirement.
Compensation Table as zero.

***
***
Thank you, Jeff.
• Chart 7 shows the Summary Compensation Table (SCT) reported pay for 2012 to 2014.
• As shown in the Chart, almost all of the 2014 increase in reported pay is due to a valuation change in pension for accrual purposes.  The CEO’s pension will be realized only at retirement, with final value paid out dependent on salary, bonus, and the interest rate at that time.
• In addition, almost two-thirds of the CEO compensation granted by the Compensation Committee and reported in the SCT for 2014 is in the form of a long-term equity award.
• The CEO will not actually receive the stock for many years in the future, and until such time the award remains at risk of forfeiture.
• As such, looking at reported pay in isolation is not the most complete way to view or compare compensation across a group of companies.
• For this reason, we started disclosing realized pay of the CEO in our proxy and received positive feedback from you, our shareholders, on the additional perspective it brought.

8 CEO Realized Pay and Reported Pay – 2006 to 2014

Year of Compensation	Realized Pay	Reported Pay	Realized Pay vs. Reported Pay	Realized Pay as a Percentage of Reported Pay
2014	**$18,253,170**	**$33,096,312**	**-$14,843,142**	**55%**
2013	$ 15,768,829	$ 28,138,329	-$ 12,369,500	56%
2012	$ 15,561,163	$ 40,266,501	-$ 24,705,338	39%
2011	$ 24,637,196	$ 34,920,506	-$ 10,283,310	71%*
2010	$ 14,229,609	$ 28,952,558	-$ 14,722,949	49%
2009	$ 8,530,165	$ 27,168,317	-$ 18,638,152	31%
2008	$ 10,212,091	$ 32,211,079	-$ 21,998,988	32%
2007	$ 12,884,308	$ 27,172,280	-$ 14,287,972	47%
2006	$ 6,712,435	$ 22,440,807	-$ 15,728,372	30%
			Average	**46%**

9 CEO Realized Pay vs. Compensation Benchmark Companies – 2014

(dollars in thousands)	Realized Pay	Reported Pay[3]	Realized Pay as a Percentage of Reported Pay
Comparator Companies			
Highest	$ 80,862	$ 22,042	367%
Median	$ 20,679	$ 19,517	106%
Lowest	$ 7,887	$ 24,989	32%
ExxonMobil	**$18,253**	**$33,096**	**55%**
ExxonMobil – Position	**8 of 13**	**2 of 13**	

ExxonMobil

14
Realized Pay vs. Reported Pay
Realized Pay vs. Reported Pay
(3) Reported pay values shown correspond to the companies with the highest, median, and lowest realized pay values.
*Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.
ExxonMobil CEO’s realized
pay averaged 46 percent of
reported pay over his tenure.
ExxonMobil CEO’s realized
pay ranked 8th among the
compensation benchmark
companies.
• The median of the benchmark
companies is almost $21
million and the highest is
almost $81 million.

***
***
• “Realized pay” is compensation actually received by the CEO during the year.  It includes salary, current bonus, payouts of previously granted
Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All
Other Compensation amounts realized during the year.
Amounts for other companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the SCT, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table.
It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.  We will, however, include these values in a subsequent chart.
•
Chart 8 shows the history of realized pay compared to reported pay for the CEO’s tenure.
ExxonMobil CEO’s realized compensation averaged 46 percent of reported pay over nine year period shown, which is the period the CEO has been in the role.
2011 is a higher percentage as that was the year the CEO exercised his last stock options that were granted in 2001 that would have expired in 2011.  No stock options have been granted since 2001.
•
Chart 9, which has been updated to include 2014 data, puts in perspective why relying solely on reported pay from the SCT to determine the
CEO’s compensation relative to our benchmark companies may not result in the right conclusions.
Realized pay can differ significantly from reported pay for companies that grant stock options and/or have formula-based pay with steep payout factors.
ExxonMobil CEO’s realized pay ranked 8 of 13 among the compensation benchmark companies versus 2 of 13 for reported pay.  The benchmark companies’ realized pay median is almost $21 million and the high is almost $81 million.

10 CEO Realized Pay vs. Compensation Benchmark Companies – Annual

ExxonMobil
Compensation Benchmark Company Median
Compensation Benchmark Company Highest
(dollars in thousands)
100,000
80,000
60,000
40,000
20,000
0
2006
2007
2008
2009
2010
2011*
2012
2013
2014

11 CEO Realized and Unrealized Pay vs. Compensation Benchmark Companies – Cumulative

CEO's Tenure 2006 to 2014	ExxonMobil Percentile	Rank Position
Realized Pay	26%	10 of 13
Combined Realized and Unrealized Pay	**39%**	**8 of 13**

ExxonMobil

15
Realized Pay and Unrealized Pay
Realized Pay and Unrealized Pay
Nonqualified deferred compensation as reported for some benchmark companies may include executive contributions.
ExxonMobil CEO’s realized
pay is below the median of
the compensation
benchmark companies for
most of his tenure.
ExxonMobil CEO’s combined
realized and unrealized pay
is at the 39th percentile of
the compensation benchmark
companies.
* 39 percent of ExxonMobil CEO’s realized pay in 2011 was from the exercise of stock options that were granted in 2001 and would have expired in 2011. No stock options have been granted since 2001.
• With pension value and
nonqualified deferred
compensation included, the
orientation is between the 38th
and 74th percentiles,
depending on the method of
quantifying pension values.

•
The Charts on this slide have also been updated with data through 2014 and included in the April 21, 2015 supplemental disclosure.
•
Chart 10 compares ExxonMobil CEO’s realized pay versus our compensation benchmark companies during the nine years in which he has been in the role.  ExxonMobil CEO’s realized pay is below the median for most of his tenure.
•
In response to shareholder feedback, Chart 11 was developed to add the value of unrealized pay granted to the realized pay analysis above.
Chart 11 illustrates that ExxonMobil CEO’s aggregate realized and unrealized granted pay is at the 39th percentile for the full period in which the current CEO has been in the role through 2014.
For this purpose, “unrealized pay” means the current value – not the grant date value used for reporting in the SCT – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2006 to
2014.  Award values are based on target levels of formula awards and fiscal year-end 2014 stock prices.
•
Depending on how “pension values” for the 2006 to 2014 period are determined, including pension value and nonqualified deferred compensation together with the realized pay and unrealized award values shown above would place the ExxonMobil CEO between the 38th and the 74th percentiles of the compensation benchmark companies.
•
This analysis clarifies the inaccuracy of reports by the media in the last few years that ExxonMobil CEO was the highest paid versus comparator companies.
Additional Information:
ExxonMobil CEO would rank at the 38th percentile if pension and nonqualified deferred compensation values are based on nine years of average value per year of pension service (nine years represents the time in position of the current ExxonMobil CEO through 2014).  For companies that have had more than one CEO during this period, the pension and nonqualified deferred compensation values for both paid and accumulated amounts were averaged for this purpose, weighted by the tenure of the respective individual in the CEO position.  Pension values are as reported in the Pension Benefits table.  Nonqualified deferred compensation values are as reported in the requisite table and may include executive contributions as well as company contributions and interest earned.  ExxonMobil CEO would rank at the 74th percentile if pension value is simply calculated by aggregating the positive amounts shown in the annual
“Change in Pension Value” column of the SCT for the covered period.

12 Scale of ExxonMobil vs. Compensation Benchmark Companies[4]

(dollars in billions)	Revenue[5]	Market Capitalization	Assets[6]	Net Income[7]	Capital Expenditures[7]
Comparator Companies					
Median	$ 92	$ 184	$ 136	$ 9.3	$ 3.8
90th Percentile	$ 147	$ 253	$ 266	$ 16.2	$ 20.8
ExxonMobil	**$ 365**	**$ 388**	**$ 349**	**$ 32.5**	**$ 38.5**
ExxonMobil Rank (Percentile)	100	100	100	100	99
ExxonMobil – Multiple of Median	**4.0x**	**2.1x**	**2.6x**	**3.5x**	**10.2x**

ExxonMobil

16
Scale and Scope of ExxonMobil
Scale and Scope of ExxonMobil
(4) Financial data estimated based on public information. Market capitalization is as of December 31, 2014.
(5) Trailing twelve months (TTM); excludes excise taxes and other sales-based taxes, if applicable.
(6) Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business.
(7) Trailing twelve months (TTM).
• Size and complexity of
ExxonMobil are considered
among several factors
The Compensation Committee
places the most emphasis on
individual performance and
business results in determining
compensation levels.

***
***
•
The CEO compensation charts are not adjusted for the substantial differences in scale and scope between ExxonMobil and the compensation benchmark companies.
•
Chart 12 puts in perspective the scale and scope of ExxonMobil versus our compensation benchmark companies.
•
In determining compensation levels, the Compensation Committee places the most emphasis on individual performance and business results.
•
However, the Committee also believes that the compensation program should recognize that our senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies.  Size and complexity of
ExxonMobil are considered among several factors.

ExxonMobil Incentive Program

17 *** *** We now turn to the design of our incentive program. •

Earnings Change (Annual Percent Change)

× Two-Thirds*

= Percent Change in Annual Bonus Program

13 Percent Change in Earnings vs. Percent Change in Bonus Program

ExxonMobil Earnings
Bonus Program
(percent)
100
80
60
40
20
0
-20
-40
-60
2002
03
04
05
06
07
08
09
10
11
12
13
2014

ExxonMobil

18
Annual Bonus Program
Annual Bonus Program
Bonus Program Formula
* The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.
Performance Factors that Determine
Annual Bonus
The bonus program is determined by
annual earnings.
The bonus program differentiates for
individual performance; similar to how
equity awards are differentiated.
Half of the annual bonus is delayed until
cumulative earnings per share (EPS) reach
a specified level, further aligning the
interests of executives with sustainable
long-term growth in shareholder value.
The annual bonus is subject to recoupment in
the case of a material negative restatement of
ExxonMobil’s financial or operating results.
The bonus program formula has been applied
consistently in each of the last 13 years, including
years in which earnings declined.

***
***
•
Since 2002, the annual bonus program for more than 1,700 executives worldwide, including the CEO, has been determined based on the annual percentage change in projected net income according to the formula shown.
The net income (earnings) performance is tempered (two-thirds x earnings percent change) to mitigate the impact of commodity price swings on short-term earnings performance.
•
As shown in Chart 13, the bonus program formula has been consistently applied in each of the last 13 years, including years in which earnings declined.
The red line on Chart 13 shows the annual percentage change in earnings and the blue line is the annual change in the bonus program.
•
In addition to earnings performance being the basis for the size of the bonus program, there are other performance factors that determine annual bonus.
Actual individual bonus awards are differentiated based on individual performance assessment and pay grade through a method consistent with how the level of individual stock-based awards are determined and differentiated by performance.  We will review this method in a few slides.
The Compensation Committee awarded the CEO the same bonus award as 2013, consistent with 2014 earnings performance versus 2013.  The bonus is intentionally a small portion of the CEO’s total compensation (11 percent in 2014) to reflect the Compensation Committee’s continuing emphasis on long-term compensation.
Half of the annual bonus is delayed until cumulative earnings per share (EPS) reach a specified level, further aligning the interests of executives with sustainable long-term growth in shareholder value.  The EPS threshold has been raised over the years, from $3.00 per unit in 2001 to $6.50 in
2014.  The purpose of this delay is to strengthen our forfeiture flexibility.
The annual bonus is subject to recoupment in the case of a material negative restatement of ExxonMobil’s financial or operating results.
•
We benchmark the bonus program, along with all other compensation, to ensure alignment with the market.
Additional Information:
The annual bonus for the CEO decreased 20 percent in 2013 corresponding to a 27-percent decrease in 2013 corporate earnings of $32.6 billion, even though TSR increased to 20.1 percent in 2013.

19
ExxonMobil Equity Program
ExxonMobil Equity Program
The Committee grants a top category
award to the CEO only if the Company
leads on key metrics over periods of time
comparable to the investment lead times of
the business.
Within this framework, the Compensation
Committee determined that the CEO
continues to demonstrate performance
represented by the top category in the
award matrix based on the strategic
initiatives and performance metrics.
Performance Assessment Process
The performance of each executive is
assessed annually through a well-defined
process.
–
Applies to the CEO and over 1,700 other
executives worldwide across multiple
business lines and staff functions.
–
Performance assessments are distributed
across five quintiles with an average
assessment of about the 50th percentile.
–
Each performance quintile corresponds to
an award level.  The award levels are
widely differentiated between the highest
and lowest performers at each pay grade.

***
***
•
During the 2014 proxy season, several shareholders requested more detail on how the level of individual stock-based awards is determined.
•
We added a new section titled “Determination of Equity Award Levels” in our disclosure that more clearly delineates the seven performance metrics utilized by the Compensation Committee in assessing performance and illustrates how it translates into individual stock-based award levels.
•
It first starts with the performance assessment process. The performance of each executive is assessed annually through a well-defined process.
•
This annual performance assessment process applies to the CEO and over 1,700 other executives worldwide across multiple business lines an staff functions.
•
These performance assessments are distributed across five quintiles with an average assessment of about the 50th percentile and the award levels are widely differentiated between the highest and lowest performers at each pay grade.
•
The Committee grants a top category award to the CEO only if the Company leads on these measures over periods of time comparable to the investment lead times of the business.
d

14 Long Term Equity Program – Significant Performance Differentiation

Industry-Leading Performance

- Safety and Operations Integrity
- Return on Average Capital Employed (ROCE)
- Strategic Initiatives
- Free Cash Flow
- Shareholder Distributions
- Total Shareholder Return
- Project Execution

Restricted Stock Unit (RSU) Award Matrix

(number of RSUs)
Quintile
1
2
3
4
5
Average Difference versus a Quintile 1 Performer
1x
0.8x
0.5x
0.3x
0x
Performance
CEO
Management Committee
Presidents
Executives
Pay Grade
Award matrix differentiates by individual performance category and by pay grade

ExxonMobil
Spread of Industry Group(2)
(percent)
30
25
20
15
10
5
2005
06
07
08
09
10
11
12
13
2014

ExxonMobil

20
Determination of Equity Award Levels
Determination of Equity Award Levels
(1) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For more information concerning ROCE, see pages 44 and 45 of the
Summary Annual Report included with the 2015 Proxy Statement.
(2) BP, Chevron, Royal Dutch Shell, and Total. Data for Total 1999 through 2014 only.

***
***
•
Chart 14 illustrates the performance metrics considered and how stock-based award levels are differentiated.  Each performance quintile corresponds to an award level.
•
The award levels are widely differentiated by performance and range from zero to the maximum level depending on how the Company and the executive perform with respect to the seven measures.
•
The Compensation Committee considered the Company’s performance on these performance measures and strategic business results that Jeff covered in the earlier slides as well as Chart 15, Example of Performance Assessment – 10-Year Average ROCE, shown on this slide to arrive at an overall assessment. While not explicitly mentioned in Chart 14, the results in the areas of corporate governance, diversity, and other goals pertinent to the sustainable growth in shareholder value are also considered to arrive at an overall assessment. The size and complexity of the business and the CEO's experience are also factors.
“Business Results & Basis for Compensation Decisions” section on pages 2-3 and Chart 15 on page 7 of the Overview.
•
Within this framework and based on the results mentioned, the Compensation Committee determined that the CEO continues to demonstrate performance represented by the top category in the award matrix.
•
The Committee does not use narrow, quantitative formulas in determining compensation levels.  For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most-senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

21
Expected to perform at the highest level or they are replaced
Performance must be high in all key performance areas to receive an overall superior evaluation
Outstanding performance in one area will not cancel out poor performance in another
Officers do not have employment contracts, severance agreements, or change-in-control arrangements
The Company has a long history of applying this standard of performance with consistency
– Made possible by a deep bench of qualified talent for senior positions generated by a disciplined management development and succession planning process
– Process allows for ever-increasing performance levels uninterrupted by separations and retirements, resulting in continuity of leadership and industry-leading business performance
Highest Performance Standards for 21 Executive Officers, Including the CEO
Determination of Equity Award Levels
Determination of Equity Award Levels

***
***
• All 21 executive officers are expected to perform at the highest level or they are replaced.  If it is determined that another executive would make a stronger contribution than one of the current officers, a succession plan is implemented and the incumbent is reassigned or separated from the
Company.
• Performance must be high in all key performance areas to receive an overall superior evaluation.  Outstanding performance in one area will not cancel out poor performance in another.
For example, a problem in safety, security, health, or environmental performance could result in a reduced incentive award even if the officer’s performance against financial and other metrics was superior.
• The risk and consequences to officers of performance that does not meet the highest standards are increased as officers do not have employment contracts, severance agreements, or change-in-control arrangements.
• The Company has a long history of applying this standard of performance with consistency.
• This is made possible by a deep bench of qualified talent for senior positions generated by a disciplined management development and succession planning process.
• This process allows for ever-increasing performance levels uninterrupted by separations and retirements, resulting in continuity of leadership and industry-leading business performance.

16 CEO Equity Grant Vesting

Industry Group and Compensation Benchmark Companies

ExxonMobil			Comparator Companies
Grant Years	Vest Years	Length of Vesting	Length of Vesting
2002–2007[1]	2017 (assuming retirement)	**10–15 years[2]**	**3 years[3]**
2008–2014	2018–2024	**10 years**	

ExxonMobil

22
Stock Holding Requirement
Stock Holding Requirement
Sixty-five percent of the CEO’s 2014 reported compensation is in restricted stock units –
50 percent vests in 10 years from grant date or retirement, whichever is later (i.e., will not vest until 2024), and the other 50 percent vests in five years
Inability to monetize equity compensation early results in executives experiencing the impact of commodity price cycles much like the experience of long-term shareholders
Reinforces strong retention of experienced executives, which contributes to competitive advantage
(1) Includes shares granted to the CEO between 2002 and 2005 before his appointment to CEO.
(2) Assuming retirement at age 65 in 2017, 50 percent of shares granted in 2002 will vest at retirement in a 15-year vesting period. The vesting period for 50 percent of shares granted in
(3) Average vesting period of 2014 formula-based programs.
Vesting Periods that Far Exceed Most Industries
ExxonMobil’s extended vesting
periods better reflect and align
with the time frames over
which business decisions
affect long-term shareholder
value in our industry.
2003 is 14 years; 2004 is 13 years; 2005 is 12 years; 2006 is 11 years; and 2007 is 10 years.

***
***
• ExxonMobil’s equity incentive program aligns with long investment lead times by granting restricted stock units with long vesting periods.  In
2014, 65 percent of the CEO’s reported compensation is in restricted stock units with vesting periods far longer than most companies across all industries.  Specifically, half of the annual equity award is restricted for 10 years from grant date or until retirement, whichever is later, and the other half is restricted for five years.
•
As illustrated in Chart 16, the “10 years or retirement, whichever is later” feature results in senior executives holding equity grants more than three times longer than the average of three years among the industry group and compensation benchmark companies.  For example, assuming the CEO retires in 2017, 50 percent of equity granted in 2002 will have a 15-year vesting period.  Vesting is not accelerated for any reason other than death.  Tying the actual award value to the stock price at the end of these extended vesting periods in effect creates the ultimate measurement and link to Company performance.
•
Unlike the typical three-year formula-based programs, the ExxonMobil senior executive cannot monetize equity compensation early and this results in executives experiencing the impact of commodity price cycles much like the experience of long-term shareholders.
•
Equity grants also include meaningful risks of forfeiture prior to vesting.
•
These design features reinforce expected behaviors and ensure the executive’s commitment to creating long-term, sustainable growth in shareholder value.  In addition, the cumulative value of these restricted equity grants acts as a strong retention mechanism for consistently high-
performing ExxonMobil executives who are highly sought after in the industry.

17 Example of Formula-Based Payout Factors

Relative 3-Year TSR Rank	Payout as a Percentage of Target
Rank 1	***200%***
Rank 2	150%
Rank 3	75%
Rank 4	0%
Rank 5	**0%**

ExxonMobil

23
Potential Misalignment of Formula-Based Pay with Long-Term Shareholder Experience
Potential unintended consequences of an alternate
formula-based program:
Compensation that is misaligned with the gains or
losses incurred by long-term shareholders through the
use of steep payout factors
A focus on short-term results at the expense of long-
term sustainable growth in shareholder value
Undermining the critical importance of sustainable risk
management strategies
A shorter payout period due to the practical inability to
forecast events much beyond the typical three-year
vesting period
Undermining of the executive retention strategy
Compensation paid out or realized that differs
significantly from grant values
The ExxonMobil method of granting equity or stock-
based awards will result in executives seeing a one-for-
one change in compensation through stock price that
coincides with the experience of the long-term
shareholder.
ExxonMobil Equity Program
ExxonMobil Equity Program

***
***
• As mentioned earlier, some shareholders have suggested that ExxonMobil consider a formula-based methodology based on three-year TSR versus the industry.  Chart 17 shows a typical approach to this formula-based methodology.
• The Compensation Committee reviewed and assessed this approach and determined that there is a potential for such a program to result in the following unintended consequences:
A risk/reward profile that is misaligned with that of long-term shareholders due to the use of steep payout factors, e.g., a one-point TSR difference over benchmark companies could result in a payout of 200 percent regardless of the absolute value of TSR.
With just a three-year vesting, executives can monetize compensation in a short period of time at the expense of long-term shareholders by taking short-term optimization actions to achieve a higher compensation payout.  ExxonMobil senior executives on the other hand, with the program’s long vesting periods, are held accountable for those decisions that they make.
Given the nature of our industry, the steep leverage of a formula-based approach does not reinforce the critical importance of sustainable risk management strategies.
A formula-based plan by design necessitates a shorter payout period due to the practical inability to forecast events much beyond the typical three-year vesting period.  However, in the oil and gas industry, management decisions on large, capital-intensive projects affect financial and operating results for decades into the future.
The shorter payout period does not reinforce our retention strategy or management development programs and succession planning.
These programs help achieve continuity of leadership and competitive advantage and reinforce our focus on long-term, sustainable growth in shareholder value.
Compensation paid out or realized could also differ significantly from grant values as shown in the prior charts.
• The ExxonMobil method of granting equity or stock-based awards will result in executives seeing a one-for-one change in compensation through stock price that coincides with the experience of the long-term shareholder.

18 Integration of Project Net Cash Flow and Compensation Program Design

Frequency and Pace of Payouts for Annual Grants of 100 Shares (Same Cumulative Payouts Under Both Programs Shown)

Left Index:
Project Net Cash Flow
(dollars in billions)
Right Index:
ExxonMobil
Alternate
(number of shares)
1.5
1.0
0.5
0
-0.5
-1.0
-1.5
-2.0
-2.5
300
200
100
0
-100
-200
-300
-400
-500
Retirement
assumed in Year 12
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21
YEAR

ExxonMobil

24
Potential Misalignment of Formula-Based Pay with ExxonMobil’s Business Model
Approximately 70 percent of
cumulative stock-based
awards granted over the
illustrated time period for the
ExxonMobil program will
remain unvested and at risk
during employment, versus
approximately 30 percent for
the alternate program
After retirement, the
ExxonMobil senior executive
will continue to have grants
unvested and at risk of
forfeiture for 10 years
The ExxonMobil design of granting and vesting stock-based awards better aligns with the long-term investment lead times and risks of our business.
Annual investment required and cash flow generated by a typical ExxonMobil project.
ExxonMobil equity program: 50 percent of an annual grant of restricted stock or restricted stock units vests in 10 years or retirement, whichever is later, and the other 50 percent vests in five years.
Hypothetical alternate program: Percent of target shares that pay out are shown in Chart 17 and depend on ExxonMobil’s relative three-year TSR rank versus our primary competitors: BP,
Chevron, Royal Dutch Shell, and Total. TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards.
ExxonMobil Equity Program
ExxonMobil Equity Program

***
***
•
The ExxonMobil compensation program supports the ExxonMobil business model.  To illustrate that, let’s take a look at Chart 18.
The purple line shows the project net cash flow of a typical ExxonMobil project, and the red and blue lines show the payout profiles of the
ExxonMobil stock-based program and the alternate formula-based program, illustrated on the prior slide, respectively.
On this chart, to better demonstrate the difference in pace of payout, the total number of shares paid out under both compensation programs is the same.
Chart 18 illustrates how the ExxonMobil design of granting and vesting stock-based awards better aligns with the long-term investment lead times and risks of our business.
By contrast, the high degree of variability and earlier payout of the alternate formula-based program are misaligned with the investment profile of a typical ExxonMobil project and could result in an overemphasis on short-term business performance at the expense of sustainable risk management and long-term business results.
•
Approximately 70 percent of a senior executive’s cumulative shares or stock-based awards granted over the illustrated time period will be unvested and at risk during employment under the ExxonMobil program, versus approximately 30 percent for the alternate case.
•
Even after retirement, the ExxonMobil senior executive will continue to have shares unvested and at risk of forfeiture.  Specifically, the vesting of stock-based awards is not accelerated upon retirement.
•
Sustainable growth in shareholder value relies on strong alignment between the design of compensation and the ExxonMobil investment profile.
The Compensation Committee believes the current ExxonMobil compensation program does that.
•
With that, I will turn it over to Jeff to close before we open it up for questions.

25
The Compensation Committee on multiple occasions has carefully analyzed alternative methods of granting stock-based awards and recognizing business performance and, for the reasons mentioned above, believes that a formula-based plan would not deliver the desired results for
ExxonMobil or its shareholders.
The Committee believes that the current ExxonMobil equity program still best serves the long-
term interests of shareholders and more effectively achieves the following:
Accountability: Holds senior executives accountable for many years, extending well beyond retirement date, with long vesting periods;
Alignment: Links financial gains or losses of each executive to the experience of the long-
term shareholder and aligns strongly with the ExxonMobil business model;
Performance and Results: Keeps executives focused on delivering industry-leading results;
and,
Retention: Supports continuity of leadership by encouraging a career orientation.
ExxonMobil Equity Program
ExxonMobil Equity Program

***
***
Thanks Randy.
•
The Compensation Committee on multiple occasions has carefully analyzed alternative methods of granting stock-based awards and recognizing business performance and, for the reasons Randy mentioned, believes that a formula-based plan would not deliver the desired results for ExxonMobil or its shareholders.
•
The Committee believes that the current ExxonMobil equity program still best serves the long-term interests of shareholders and more effectively achieves the following:
Accountability:  Holds senior executives accountable for many years, extending well beyond retirement date, with long vesting periods;
Alignment:  Links financial gains or losses of each executive to the experience of the long-term shareholder and aligns strongly with the
ExxonMobil business model;
Performance and Results:  Keeps executives focused on delivering industry-leading results; and,
Retention:  Supports continuity of leadership by encouraging a career orientation.

YOUR VOTE IS IMPORTANT: PLEASE VOTE 'FOR' ITEM 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

ExxonMobil

26
Vote ‘FOR’
Vote ‘FOR’
Item 3:
Item 3:
Advisory Vote to Approve Executive Compensation
Advisory Vote to Approve Executive Compensation
ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years.
Our compensation program has contributed to a culture of performance, integrity, reliability, and consistency.
The Company has taken additional steps to address questions raised by shareholders including, on multiple occasions, careful consideration of alternative methods of granting stock-
based awards.
Our compensation program is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business and the interests of shareholders.
We believe ExxonMobil’s business model and supporting compensation program will continue to serve shareholders well in the future.

***
***
•
In conclusion, ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years and consistently generated industry-leading financial and operating performance and shareholder returns over a very long time.
•
The compensation program contributes to a culture of performance, integrity, reliability, and consistency.  We hope that you as shareholders recognize that the compensation program has been a key ingredient in achieving these objectives.
•
The Company has taken additional steps to address questions raised by shareholders including, on multiple occasions, careful consideration of alternative methods of granting stock-based awards.
•
Our compensation program is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business and the interest of shareholders.
•
On behalf of your Board of Directors, we recognize your vote is important and encourage you to carefully consider the information provided today and vote FOR the advisory vote to approve executive compensation.

Item 4 – Independent Chairman
Item 5 – Proxy Access Bylaw
Item 6 – Climate Expert on Board
Item 7 – Board Quota for Women
Item 8 – Report on Compensation for Women
Item 9 – Report on Lobbying
Item 10 – Greenhouse Gas Emissions Goals
Item 11 – Report on Hydraulic Fracturing
The Board recommends you vote AGAINST the following proposals:
Shareholder Proposals

As we conclude our prepared remarks, I would like to take a moment to briefly comment on the shareholder proposals in our proxy statement. We have had robust dialogue with the proponents for each of the proposals submitted, some of which have resulted in the proposal being ultimately withdrawn. Further, we have carried on these discussions with our broader shareholders.

So first, I would like to reinforce that we truly value these communications and we encourage ongoing engagement.

In the interest of time, let me just briefly comment on a few of the remaining proposals in the proxy:

•	Regarding Item 4, Independent Chairman, the Board believes that the decision as to who should serve as Chairman and / or CEO is the proper responsibility of the Board, and the Board should retain the flexibility to determine the particular governance structure that best serves the long-term interests of the shareholders at the time.

	–	As you know, 11 of our 12 directors are independent, with independent board leadership provided by the Presiding Director.

•	Moving to Item 5 on the Proxy Access Bylaw, the Board has considered the merits of proxy access and continues to monitor related developments. We are interested in defining the governance benefits from proxy access and identifying means to capture these benefits without creating additional risks or eroding existing well-established and successful processes.

•	As many of you will agree, governance is risk mitigation and is a key element of a high-integrity organization.

•	As we speak to investors, we hear varying positions:

	–	Some feel strongly that this proposal, if approved, would provide a fundamental right to shareholders.

	–	Others are opposed to proxy access and feel, like our Board, that the critical role of director selection is best left to the independent Board Affairs Committee.

	–	Third, some investors are watching and waiting, developing a position after the dialogue has advanced to definition of merits and objectives.

	–	We respect the input of all of our investors, but currently believe that our process is time-tested and will continue to serve the interests of all shareholders.

•	Item 6 calls for a climate expert on our Board. Our current director selection process requires candidates to have a breadth of experience and demonstrated expertise in managing complex organizations and situations with worldwide scope. The process has resulted in a board with a broad range of qualifications and expertise, including environmental / climate experience.

	–	The Board is comprised of members with diverse backgrounds and views, including several who have engineering or science degrees, thus enabling the Board to properly address climate-related issues with the support of Company professionals and scientists with expertise in climate-related matters.

	–	To set aside one seat for an environmental specialist, however that may be defined, or any other single attribute or expertise would not be in the best interest of our shareholders, as it would dilute the breadth needed by all directors to make informed decisions for the Company.

27.1

•	Skipping down to Item 11, Report on Hydraulic Fracturing, I’d like to highlight that after we received a similar resolution from the same proponent last year, the Company prepared a white paper called Unconventional Resources Development, Managing the Risks, which details the inherent risks and mitigations in hydraulic fracturing.

	–	I would recommend you take a look at that report by going to our website.
	–	I would also note that we do report related metrics in our Corporate Citizenship Report, as well as to State and Federal regulators.
	–	The proponent is requesting certain additional ‘quantitative’ information at the ‘play’ or field level that in our view, taken exclusively, would not enhance our risk management or community engagement efforts.

	–	As described in the white paper, we have well-established systems and processes to effectively manage risks.
•	There is unfortunately not enough time for us to address each of the shareholder proposals, but we would be happy to respond to your questions.

27.2

Questions?

28 *** *** That concludes our prepared remarks. We would now be happy to take your questions.

* * * * * * **********************